LookSmart Announces Preliminary Fourth Quarter 2007 Financial Results

SAN FRANCISCO, Feb 5, 2008 - LookSmart, Ltd. (NASDAQ:LOOK), an online advertising and technology solutions company, today reported preliminary financial results for the fourth quarter ended December 31, 2007. The Company wishes to provide stockholders with additional information as they evaluate their participation in the Company's previously announced modified Dutch Auction tender offer for its shares.

For the fourth quarter of 2007, the Company expects to report total revenue of between $15.5 and $15.8 million, which represents a 5%-7% increase over the fourth quarter of 2006. Included in the Company's fourth quarter 2007 revenue is approximately $0.7 million of revenue derived from certain of the Company's consumer assets sold or retired in 2007, compared to $1.3 million of revenue derived from those assets included in the Company's fourth quarter 2006 revenue.

"Our fourth quarter revenue results reflect the inherent value in a focused business model serving the needs of online advertisers and publishers," said Ted West, President and Chief Executive Officer of LookSmart. "Looking to 2008, we remain excited by our business prospects for both our Advertiser Network and Publisher Solutions businesses."

Based on a preliminary evaluation of the quarter's results:

  Gross margin for the fourth quarter of 2007 is expected to be between 40% and 42%, as compared to 42% in the fourth quarter of 2006.
  Total operating expenses for the fourth quarter of 2007, which include approximately $0.5 million of non-cash, share-based compensation charges, are expected to be between $7.9 and $8.1 million. This represents a 1% to 3% increase from $7.8 million in the fourth quarter of 2006, which included $0.6 million of non-cash, share-based compensation charges.
  GAAP net income for the fourth quarter of 2007 is expected to be between $13.2 and $13.4 million, compared to a GAAP net loss of $0.9 million in the prior year period. The Company's fourth quarter 2007 net income includes a gain of approximately $14.5 million resulting from the sale of certain consumer assets of the Company; approximately $0.6 million of interest income; approximately $0.2 million of taxes; and approximately $1.0 million of depreciation and amortization.
  The Company ended the quarter with $56.2 million in cash, cash equivalents, and short-term investments, an $18.8 million increase from $37.4 million on September 30, 2007.

These financial results are based on preliminary information and are subject to change. The Company expects to report its financial results for the fourth quarter and fiscal year ended December 31, 2007 on February 28, 2008, at which time the Company will hold its quarterly conference call to discuss its results.

About LookSmart, Ltd.

LookSmart is an online advertising and technology solutions company that provides performance solutions for online advertisers and publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising, contextual search advertising, and display banner advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our preliminarily expected fourth quarter 2007 fiscal year operating results and our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as changes in the company's financial results for the fourth quarter 2007 based on the company's continued efforts to finish the review of such operating results and the review of such results by the company's auditors, the possibility that we may be unable to gain or maintain customer acceptance of our publisher solutions or ad backfill products, that existing and potential customers for our products may opt to work with, or favor the products of, others due to more favorable products or pricing terms, limitations on or our inability to retain and grow our ad and customer base, and limitations on or our inability to enhance our products. In addition, you should read the risk factors detailed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: "LookSmart" is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE: LookSmart, Ltd.

LookSmart, Ltd.

Ted West, Chief Executive Officer and President

415-348-7500

twest@looksmart.net

ICR, Inc.

Laura Foster

310-954-1100

laura.foster@icrinc.com